UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MARCUS & MILLICHAP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Marcus & Millichap, Inc.

23975 Park Sorrento, Suite 400

Calabasas, California 91302

(818) 212-2250

March 22, 2019

Dear Stockholder:

I am pleased to invite you to attend the 2019 Annual Meeting of Stockholders of Marcus & Millichap, Inc. The meeting will be held on Thursday, May 2, 2019 at 2:00 p.m. local time at the Garden Court Hotel, 520 Cowper Street, Palo Alto, California 94301.

We are furnishing our proxy materials to stockholders primarily over the Internet. This process expedites stockholders’ receipt of proxy materials, while significantly lowering the costs of our annual meeting and conserving natural resources. On March 22, 2019, we mailed to our stockholders a notice containing instructions on how to access our Proxy Statement and 2018 Annual Report to Stockholders and to vote online. The notice also included instructions on how you can receive a paper copy of your annual meeting materials. If you received your annual meeting materials by mail, the Proxy Statement, 2018 Annual Report to Stockholders and proxy card were enclosed.

At this year’s annual meeting, the agenda includes the following items:

Agenda Item	Board Recommendation
Election of directors	FOR

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019	FOR

Advisory vote to approve executive compensation	FOR

Advisory vote on the frequency of the advisory vote to approve executive compensation	ONE YEAR

Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of 2019 Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. Whether or not you plan to attend the annual meeting, I hope you will vote as soon as possible. You may vote over the Internet or in person at the annual meeting or, if you receive your proxy materials by U.S. mail, you also may vote by mailing a proxy card or voting by telephone. Please review the instructions on the notice or on the proxy card regarding your voting options. Only stockholders showing proof of ownership on the record date will be allowed to attend the meeting in person.

Sincerely yours,

Hessam Nadji

President and Chief Executive Officer

23975 Park Sorrento, Suite 400

Calabasas, California 91302

(818) 212-2250

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	2:00 p.m. local time on Thursday, May 2, 2019

PLACE	Garden Court Hotel, 520 Cowper Street, Palo Alto, California 94301

AGENDA	•	Elect the three director nominees named in the Proxy Statement

•	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019

•	Advisory vote to approve executive compensation

•	Advisory vote on the frequency of the advisory vote to approve executive compensation

•	Transact such other business as may properly come before the annual meeting (including adjournments and postponements)

RECORD DATE	March 7, 2019

VOTING	Please vote as soon as possible to record your vote, even if you plan to attend the annual meeting. Your broker or custodian of your shares will NOT be able to vote your shares with respect to any of the matters other than the ratification of the appointment of Ernst & Young LLP, unless you have given your broker specific instructions to do so. We strongly encourage you to vote. You have three options for submitting your vote before the annual meeting:

•	Internet

•	Phone

•	Mail

By Order of the Board of Directors,

Hessam Nadji

President and Chief Executive Officer

Calabasas, California

March 22, 2019

INTERNET AVAILABILITY OF PROXY MATERIALS

We are furnishing proxy materials to our stockholders primarily via the Internet. On March 22, 2019, we mailed most of our stockholders as of the record date a Notice Regarding the Availability of Proxy Materials (“Notice of Internet Availability”) containing instructions on how to access and review all the important information contained in our proxy materials, including our Proxy Statement and our 2018 Annual Report to Stockholders. The Notice of Internet Availability also instructs you on how to vote via the Internet. Other stockholders, in accordance with their prior requests, have been mailed paper copies of our proxy materials and a proxy card or voting form.

Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the annual meeting and conserve natural resources. However, if you would prefer to receive paper copies of proxy materials, please follow the instructions included in the Notice of Internet Availability.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be Held on May 2, 2019:

The Notice of the 2019 Annual Meeting, the Proxy Statement and

the 2018 Annual Report to Stockholders are available at http://www.astproxyportal.com/ast/18576.

ATTENDING THE ANNUAL MEETING

•	Doors open at 1:30 p.m. local time

•	Meeting starts at 2:00 p.m. local time

•	Proof of Marcus & Millichap, Inc. stock ownership and photo identification will be required to attend the annual meeting

•	You do not need to attend the annual meeting to vote if you submitted your proxy in advance of the annual meeting

QUESTIONS

For questions regarding	Contact:
Annual meeting	Marcus & Millichap, Inc. Attention: Corporate Secretary 23975 Park Sorrento, Suite 400 Calabasas, California 91302 (818) 212-2250

Stock ownership for registered holders	American Stock Transfer & Trust Company, LLC 6201 15th Avenue, 3rd Floor Brooklyn, NY 11219 (800) 937-5449 www.amstock.com

Stock ownership for beneficial holders	Please contact your broker, bank, or other nominee

Marcus & Millichap, Inc.

23975 Park Sorrento, Suite 400

Calabasas, California 91302

(818) 212-2250

PROXY STATEMENT

Our Board of Directors (the “Board”) solicits your proxy for the 2019 Annual Meeting of Stockholders and any postponement or adjournment of the meeting for the matters set forth in “Notice of 2019 Annual Meeting of Stockholders.” The annual meeting will be held on Thursday, May 2, 2019 at 2:00 p.m. local time at the Garden Court Hotel, 520 Cowper Street, Palo Alto, California 94301. We made this Proxy Statement available to stockholders beginning on March 22, 2019.

Record Date	March 7, 2019

Quorum	Holders of a majority of the voting power of all issued and outstanding shares on the record date must be present in person or represented by proxy

Shares Outstanding	39,025,635 shares of common stock outstanding as of March 7, 2019

Voting by Proxy	Internet, telephone, or mail

Voting at the Meeting	We encourage stockholders to vote in advance of the annual meeting, even if they plan to attend the meeting. In order to be counted, proxies submitted by Internet or telephone must be received by 11:59 p.m. Eastern Standard Time on May 1, 2019. Stockholders can vote in person during the meeting. Stockholders of record who attend the annual meeting in person may obtain a ballot. Beneficial holders who attend the annual meeting in person must obtain a proxy from their broker, bank, or other nominee prior to the date of the annual meeting and present it with their ballot. Voting in person by a stockholder during the meeting will replace any previous votes.

Changing Your Vote	Stockholders of record may revoke their proxy at any time before the polls close by submitting a later-dated proxy card, by voting in person at the annual meeting, by delivering instructions to our Corporate Secretary before the annual meeting or by voting again using the Internet or by telephone before the cut-off time. Your latest Internet or telephone proxy is the one that will be counted. If you hold shares through a broker, bank, or other nominee, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Proposals	Each share of our common stock outstanding on the record date is entitled to one vote for each of the three director nominees and one vote for each of the other proposals. The election of directors is determined by the plurality of votes. All other proposals are determined by a majority of votes cast affirmatively or negatively.

Effect of Abstentions and Broker Non-Votes	Shares voting “withhold” have no effect on the election of directors. For all other proposals, abstentions and broker non-votes (shares held by brokers that do not have discretionary authority to vote on a matter and have not received voting instructions from their clients) have no effect. If you are a beneficial holder and do not provide specific voting instructions to your broker or custodian of your shares, your broker or custodian will not be authorized to vote on any of the matters other than the ratification of the appointment of Ernst & Young. Accordingly, we encourage you to vote promptly, even if you plan to attend the annual meeting.

Voting Instructions	If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you are a stockholder of record and you submit proxy voting instructions but do not direct how to vote on each proposal, the persons named as proxies will vote as the Board recommends on each proposal. The persons named as proxies will vote on any other matters properly presented at the annual meeting in accordance with their best judgment. Our Bylaws set forth requirements for advance notice of nominations and agenda items for the annual meeting, and we have not received timely notice of any such matters that may be properly presented for voting at the annual meeting, other than the items from the Board described in this Proxy Statement.

Voting Results	We will announce preliminary results at the annual meeting. We will report final results in a filing with the U.S. Securities and Exchange Commission (“SEC”) on Form 8-K.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board; Selection of Nominees

Our Board is divided into three classes serving staggered three-year terms. At the 2019 Annual Meeting of the Stockholders (the “Annual Meeting”), you and the other stockholders will elect three individuals to serve as directors for a three-year term that ends at the 2022 Annual Meeting of Stockholders.

Our Nominating and Corporate Governance Committee is charged with identifying, evaluating, and recommending to the full Board director nominees. There are no minimum qualifications for director. The Nominating and Corporate Governance Committee generally seeks individuals with broad experience at the policy-making level in business or with particular industry expertise. While we do not have a formal diversity policy for Board membership, we look for potential candidates that help ensure that the Board has the benefit of a wide range of attributes. We also look for financial oversight experience, financial community experience, and a good reputation with the financial community; business management experience; business contacts, business knowledge, and influence that may be useful to our business; and knowledge about our industry. We believe that all of our directors should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. We believe our directors should not serve on an excessive number of boards of other public companies to permit them, given their individual circumstances, to perform and carry out all director duties in a responsible manner. Each director must also represent the interests of all stockholders.

When seeking new director candidates, the Nominating and Corporate Governance Committee will consider potential candidates for directors submitted by Board members, members of our management, and our stockholders, and the Committee does not evaluate candidates differently based upon the source of the nominee.

All three nominees, George M. Marcus, George T. Shaheen and Don C. Watters, are currently members of the Board whose terms will expire at the Annual Meeting.

The individuals named as proxyholders will vote your shares for the election of these three nominees unless you direct them to withhold your vote. If any nominee becomes unable to serve as a director before the Annual Meeting (or decides not to serve), the individuals named as proxyholders may vote for a substitute.

Set forth below are the names and ages of these nominees and the other continuing directors, the years they became directors, their principal occupations or employment for at least the past five years and the names of other public companies for which they serve as a director or have served as a director during the past five years. Also set forth are the specific experiences, qualifications, or skills that led our Nominating and Corporate Governance Committee to conclude that each person should serve as a director. Unless the context requires otherwise, the words “Marcus & Millichap” “we,” the “Company,” “us” and “our” refer to Marcus & Millichap, Inc. since June 2013 and Marcus & Millichap Real Estate Investment Services, Inc. before June 2013.

Nominees for Election for a Three-Year Term Ending with the 2022 Annual Meeting

George M. Marcus, 77, is our founder and has served as our chairman since 1971. Mr. Marcus is also the founder and chairman of Marcus & Millichap Company, and the chairman of various companies affiliated with Marcus & Millichap Company, including SummerHill Housing Group, Pacific Urban Residential and Meridian Property Company. Mr. Marcus is also the founder and chairman of the board of Essex Property Trust, a public multifamily real estate investment trust. Mr. Marcus was also one of the original directors of Plaza Commerce Bank and Greater Bay Bancorp, both of which were formerly publicly held financial institutions. From 2000 to 2012, Mr. Marcus was a member of the Board of Regents of The University of California. He is a member of the Real Estate Roundtable, Urban Land Institute, and the Fisher Center for Real Estate and Urban Economics at the University of California at Berkeley, as well as numerous other professional and community organizations. He also sits on the Board of Directors of the UCSF Foundation, is an Emeritus Board Member of the Corporation of Fine Arts Museum and is a Regent Emeritus of the University of California. He received a B.A. in economics from San Francisco State University and is also a graduate of the Harvard Business School of Owners/Presidents Management Program and the Georgetown University Leadership Program. He has extensive knowledge of the Company, over 40 years of experience working in the real estate industry, and significant experience serving on boards of other public companies.

George T. Shaheen, 74, became a director in October 2013. Mr. Shaheen currently serves as a director of Korn/Ferry International, an international executive search and consulting firm, NetApp, Inc., 247, Inc., and Green Dot Corporation, along with its wholly owned subsidiary, Green Dot Bank. Mr. Shaheen was the chief executive officer of Siebel Systems, Inc., a CRM software company, from April 2005 until the sale of the company in January 2006. From October 1999 to April 2001, he served as the chief executive officer and chairman of the board of Webvan Group, Inc. Mr. Shaheen was previously the chief executive officer and global managing partner of Andersen Consulting, which later became Accenture, from 1988 to 1999. He has served as an IT Governor of the World Economic Forum and as a member of the board of advisors for the Northwestern University Kellogg Graduate School of Management. He has also served on the board of trustees of Bradley University. Mr. Shaheen received a B.S. in marketing and an M.B.A. in management from Bradley University. Mr. Shaheen has extensive experience as a senior executive and director of numerous companies, and he possesses significant business and leadership knowledge and experience.

Don C. Watters, 76, became a director in October 2013. Mr. Watters is a director emeritus of McKinsey & Company, a global management consulting firm. During his 28 years with McKinsey & Company, Mr. Watters served primarily Fortune 500 sized private sector clients in over a dozen different industries on issues of strategy, organization, and operations. He served on the board of directors of Merant PLC, a publicly-traded company based in the United Kingdom from the late 1990s to 2004. Additionally, Mr. Watters was on the advisory board of Cunningham Communication, Inc. Mr. Watters has served on the board of directors of numerous non-profit organizations, including the San Jose Ballet, the Tech Museum of Innovation, the American Leadership Forum Silicon Valley, the American Leadership Forum National, United Way Silicon Valley, and the Bay Area Garden Railway Society. He serves on the advisory board of the Markkula Center for Applied Ethics at Santa Clara University. Mr. Watters received a B.S. in engineering from the University of Michigan and an M.B.A. from Stanford University. Mr. Watters possesses substantial knowledge and experience in strategic planning, organization, operations, and leadership of complex organizations.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE ABOVE NOMINEES.

Directors Continuing in Office until the 2020 Annual Meeting

Hessam Nadji, 53, has served as President and Chief Executive Officer and as a director of the Company since March 31, 2016. Prior to his appointment as President and Chief Executive Officer of the Company, Mr. Nadji served as senior executive vice president from May 2015. Mr. Nadji joined the Company as vice president of research in 1996, became senior vice president in 1997, was appointed managing director in 2000, and became chief strategy officer and senior vice president responsible for the Company’s specialty brokerage division as well as research, advisory services and marketing in 2013. Mr. Nadji received a B.S. in information management and computer science from City University in Seattle. Mr. Nadji has extensive knowledge of the Company and over 30 years of experience working in the real estate industry.

Norma J. Lawrence, 64, became a director in October 2013. Ms. Lawrence served as a partner in the audit department of KPMG LLP where she specialized in real estate. Ms. Lawrence was with KPMG from 1979 through 2012 and she was a member of the National Association of Real Estate Investment Trusts, the Pension

Real Estate Association, the National Council of Real Estate Investment Fiduciaries, the California Society of Certified Public Accountants, and the American Institute of Certified Public Accountants. She also was a member of the Organization of Women Executives, the Valley Development Forum, and the Los Angeles Chapter of Construction Financial Management Association, and is currently a member of WomanCorporateDirectors. Ms. Lawrence received a B.A. in mathematics and an M.B.A. in finance and accounting from the University of California, Los Angeles. Ms. Lawrence possesses particular knowledge and expertise in accounting and financial matters in the real estate industry.

Directors Continuing in Office until the 2021 Annual Meeting

Nicholas F. McClanahan, 74, became a director in October 2013. Mr. McClanahan served as managing director of strategic relationships at Accretive Advisor Inc. from September 2010 to February 2012. From April 1971 through April 2006, Mr. McClanahan worked at Merrill Lynch & Co. in various positions including as executive vice president of Merrill Lynch Canada and managing director of Merrill Lynch Private Banking Group from 2003 to 2005. Mr. McClanahan received a B.B.A. in finance from Florida Atlantic University and is a graduate of the Securities Industry Institute executive education program at The Wharton School at the University of Pennsylvania. Mr. McClanahan possesses particular knowledge and experience in finance, capital structure, strategic planning, management, and investment.

William A. Millichap, 75, has served as our co-chairman since 2000 and also acts in an advisory capacity to the Company. Mr. Millichap served as our president from 1986 to 2000. Mr. Millichap has also served as a board member and managing director of Marcus & Millichap Company from 1985 to September 2017, and was president of Marcus & Millichap Company from 1986 to 2000. He was also the managing partner of Marcus & Millichap Venture Partners. Mr. Millichap also served on the board of directors of Essex Property Trust from 1994 to 2009 and LoopNet, Inc. from 1999 to 2008. In addition, Mr. Millichap was one of the founders of San Jose National Bank and The Mid Peninsula Bank of Commerce, where he served on the board of directors. Mr. Millichap served on the board of directors of the National Multi Housing Council and is a member of the International Council of Shopping Centers, the Urban Land Institute, and the National Venture Capital Association. Mr. Millichap received a B.S. in Economics from the University of Maryland and served as an officer in the United States Navy. Mr. Millichap, co-founder of Marcus & Millichap Company, has substantial business and real estate industry expertise due to various leadership roles. He has extensive knowledge of the Company, over 40 years of experience working the real estate industry, and significant experience serving on boards of other public companies.

CORPORATE GOVERNANCE

Board Responsibilities and Structure

Our Board oversees, counsels, and directs management in the long-term interests of the Company and our stockholders. Among other things, the Board’s responsibilities include:

•	selecting the Chief Executive Officer (“CEO”) and other executive officers;

•	overseeing the risks that the Company faces;

•	reviewing and approving our major financial objectives and strategic and operating plans, and other significant actions;

•	overseeing the conduct of our business and the assessment of our business and other enterprise risks to evaluate whether the business is being properly managed; and

•	overseeing the processes for maintaining our integrity with regard to our financial statements and other public disclosures, and compliance with law and ethics.

The Board and its committees met throughout the year on a set schedule, held special meetings, and acted by written consent from time to time as appropriate. The Board held five meetings in 2018.

The Board is divided into three classes. The Class I directors are Norma J. Lawrence and Hessam Nadji whose terms will expire at the 2020 Annual Meeting of Stockholders. The Class II directors are Nicholas F. McClanahan and William A. Millichap, whose terms will expire at the 2021 Annual Meeting of Stockholders. The Class III directors are George M. Marcus, Don C. Watters and George T. Shaheen, who are nominated to be elected at the Annual Meeting. If elected, the terms of the Class III directors will expire at the 2022 Annual Meeting of Stockholders.

Our Bylaws do not dictate a particular Board structure, and the Board is free to determine whether or not to have a Chairman and, if so, to select that Chairman and our Chief Executive Officer in the manner it considers in our best interest. Currently, the Board has selected George M. Marcus and William A. Millichap to hold the positions of Co-Chairman of the Board. Messrs. Marcus’ and Millichap’s experience at the Company has afforded them intimate knowledge of the issues, challenges, and opportunities facing the Company’s business. Accordingly, they are well positioned to focus the Board’s attention on the most pressing issues facing the Company. The Board has appointed Don C. Watters as its lead independent director. As lead independent director, Mr. Watters oversees the executive sessions of the independent directors and serves as a liaison between the independent directors and the Co-Chairmen. The Board believes its administration of its risk oversight function has not affected the Board’s leadership structure.

Director Independence

The Board is currently composed of seven directors. Under the rules of the New York Stock Exchange (the “NYSE”), independent directors must comprise a majority of a listed company’s board of directors.

The Board has undertaken a review of its composition, the composition of its committees, and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment, and affiliations, including family relationships, the Board has determined that Nicholas F. McClanahan, William A. Millichap, Don C. Watters, George T. Shaheen and Norma J. Lawrence, representing five of our seven directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent,” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE. In making this determination, the Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Transactions Considered in Independence Determinations

In making its independence determinations, the Board considered transactions that occurred since the beginning of fiscal year 2018 between the Company and entities associated with the independent directors or members of their immediate family. All identified transactions that appeared to relate to the Company and a family member of, or entity with a known connection to, a director was presented to the Board for consideration.

Except for George M. Marcus, none of the non-employee directors were disqualified from “independent” status under the objective tests. In making its subjective determination that each of our Company’s non-employee directors other than Mr. Marcus is independent, the Board reviewed and discussed additional information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and the Company’s management which consisted of the transactions described below in “Certain Relationships and Related Party Transactions.” The Board considered the transactions in the context of the NYSE objective standards, the special standards established by the SEC for members of audit committees, and the SEC, NYSE, and U.S. Internal Revenue Service (“IRS”) standards for compensation committee members. Based on all of the foregoing, as required by the NYSE rules, the Board made a subjective determination that no relationships exist that, in the opinion of the Board, would impair these directors’ independence.

Board Committees and Charters

The Board delegates various responsibilities and authority to different Board committees. Committees regularly report on their activities and actions to the full Board. The Board currently has, and appoints the members of, a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Executive Committee. Each of the Board committees has a written charter approved by the Board, and we post the charters on our web site at http://www.marcusmillichap.com/. Each committee can engage outside experts, advisors, and counsel to assist the committee in its work. The following table identifies the current committee members.

Name	Audit	Compensation	Nominating and Corporate Governance	Executive Committee
Norma J. Lawrence	Chair		✓

George M. Marcus				Chair

Nicholas F. McClanahan		✓	Chair

William A. Millichap				✓

Hessam Nadji				✓

George T. Shaheen	✓	✓	✓

Don C. Watters	✓	Chair

Number of Committee Meetings Held in 2018	5	6	3	0

Audit Committee. Our Audit Committee currently consists of Norma J. Lawrence (Chair), George T. Shaheen, and Don C. Watters. The Board has affirmatively determined that each of these directors meets the definition of “independent director” for purposes of the NYSE rules and the independence requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has also determined that Norma J. Lawrence qualifies as an “audit committee financial expert” under the applicable SEC rules and regulations and that she is “financially literate” as that term is defined by the NYSE corporate governance requirements. Our Audit Committee is responsible for:

•

reviewing and approving the selection of our independent registered public accounting firm, and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	overseeing our internal audit function;

•

discussing the scope and results of the audit with the independent registered public accounting firm and reviewing with management and the independent registered public accounting firm our interim and year-end operating results; and

•	preparing the Audit Committee Report that the SEC requires in our annual proxy statement.

Compensation Committee. Our Compensation Committee currently consists of Don C. Watters (Chair), Nicholas F. McClanahan, and George T. Shaheen. The Board has affirmatively determined that each of these directors meets the definition of “independent director” for purposes of the NYSE rules and the independence requirements of the Exchange Act. Our Compensation Committee is responsible for:

•	overseeing our compensation policies, plans, and benefit programs;

•

reviewing and approving for our executive officers: annual base salary, annual incentive bonus, including the specific goals and amount, equity compensation, employment agreements, severance arrangements, and change in control arrangements, and any other benefits, compensation, or arrangements;

•	administering our equity compensation plans; and

•	preparing the Compensation Committee Report that the SEC will require to be included in our annual proxy statement.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee currently consists of Nicholas F. McClanahan (Chair), Norma J. Lawrence, and George T. Shaheen. The Board has affirmatively determined that each of these directors meets the definition of “independent director” for purposes of the NYSE rules and the independence requirements of the Exchange Act. Our Nominating and Corporate Governance Committee is responsible for:

•	identifying, evaluating, and recommending to the Board for nomination candidates for membership on the Board;

•	preparing and recommending to the Board corporate governance guidelines and policies; and

•	identifying, evaluating, and recommending to the Board the chairmanship and membership of each committee of the Board.

Executive Committee. Our Executive Committee currently consists of George M. Marcus, William A. Millichap, and Hessam Nadji. The Executive Committee has all the powers of the Board except those powers reserved by law to the full Board or as limited by the Executive Committee Charter. The Executive Committee did not meet in 2018.

Attendance at Board, Committee, and Annual Stockholders’ Meetings

We expect each director to attend every meeting of the Board and the committees on which he or she serves, and we encourage them to attend the annual meetings of the stockholders. No director attended fewer than 75% of the total number of meetings of the Board and the total number of meetings held by all committees on which he or she served. All seven of our directors attended the 2018 Annual Meeting of Stockholders. We expect that all directors will attend the upcoming Annual Meeting.

The Board’s Role in Risk Oversight

Our Company faces a number of risks, including operational, economic, financial, legal, regulatory, and competitive risks. Our management is responsible for the day-to-day management of the risks we face. While our Board, as a whole, has ultimate responsibility for the oversight of risk management, it administers its risk oversight role in part through the Board committee structure, with the Audit, Compensation, and Nominating and Corporate Governance Committees being responsible for monitoring and reporting on the material risks associated with their respective subject matter areas.

The Board’s role in our risk oversight process will include receiving regular reports from members of senior management, as well as external advisors, on areas of material risk to us, including operational, economic, financial, legal, regulatory, cybersecurity and competitive risks. The full Board (or the appropriate committee in the case of risks that are reviewed by a particular committee) will receive these reports from those responsible for the relevant risk in order to enable it to understand our risk exposures and the steps that management may take to monitor and control these exposures. When a committee receives the report, the Chairman of the relevant committee generally will provide a summary to the full Board at the next Board meeting. This will enable the Board and its committees to coordinate the risk oversight role. The Audit Committee assists the Board in oversight and monitoring of principal risk exposures related to financial statements, legal, regulatory, cybersecurity and other matters, as well as related mitigation efforts and receives regular reports on such matters from the Company’s Chief Information Officer and Chief Compliance Officer. The Compensation Committee will assess, at least annually, the risks associated with our compensation policies. The Nominating and Corporate Governance Committee will assist the Board in oversight of risks that we have relative to compliance with corporate governance standards.

Corporate Governance Guidelines and Code of Ethics

We have adopted Corporate Governance Guidelines and a Code of Ethics that apply to all of our employees, officers, and directors, including those officers responsible for financial reporting. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. The Corporate Governance Guidelines and Code of Ethics are available at our website at http://www.marcusmillichap.com/. Any amendments to the Corporate Governance Guidelines and Code of Ethics, or any waivers of their requirements required to be disclosed pursuant to SEC or NYSE requirements, will be disclosed on the website.

Communications from Stockholders and Other Interested Parties to Directors

The Board recommends that stockholders and other interested parties initiate communications with the Board, any committee of the Board, or any individual director in writing to the attention of our Corporate Secretary at our principal executive office at 23975 Park Sorrento, Suite 400, Calabasas, CA 91302. This process will assist the Board in reviewing and responding to stockholder communications in an appropriate manner. The Board has instructed our Corporate Secretary to review such correspondence and, at his discretion, not to forward items if he deems them to be of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019

Ernst & Young LLP has served as our independent registered public accounting firm since our initial public offering in 2013. The Audit Committee has once again selected Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019. As a matter of good corporate governance, the Audit Committee is submitting its appointment to our stockholders for ratification. If the appointment of Ernst & Young LLP is not ratified by the majority of the shares of common stock present or represented at the Annual Meeting and entitled to vote on the proposal, the Audit Committee will review its future appointment of an independent registered public accounting firm in light of that vote result.

The Audit Committee pre-approves and reviews audit and non-audit services performed by our independent registered public accounting firm, as well as the fees charged for such services. In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditor’s independence. For additional information concerning the Audit Committee and its activities with the independent registered public accounting firm, see “Corporate Governance” and “Audit Committee Report” in this Proxy Statement.

We expect that a representative of Ernst & Young LLP will attend the Annual Meeting, and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Fees Billed by Independent Registered Public Accounting Firm

The following table shows the fees and related expenses for audit and other services provided by Ernst & Young LLP in 2017 and 2018. The services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process.

	2018	2017
Audit Fees	$1,351,897	$631,172
Audit-Related Fees	—	108,677
Tax Fees	259,240	226,843
All Other Fees	100,742	—

Total	$1,711,879	$966,692

Audit Fees. This category includes fees for (i) the audit of our annual consolidated financial statements, (ii) reviews of our quarterly condensed consolidated financial statements, and (iii) services that are normally provided by our independent auditors in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. This category includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include, but are not limited to, consultations concerning financial accounting and reporting standards and audits in connection with acquisitions. In 2017, these services also included an assessment of the effectiveness of our internal control structure and procedures for financial reporting.

Tax Fees. This category includes fees for professional services for tax compliance, tax advice, and tax planning. These services include assistance regarding federal, state, and international tax compliance, assistance with tax reporting requirements and audit compliance, tax planning, consulting, and assistance on business restructuring.

All Other Fees. This category includes fees for products and services other than the services reported above. No such fees were incurred in 2017. In 2018, these services included an international feasibility study.

The Audit Committee determined that Ernst & Young LLP’s provision of these services, and the fees that we paid for these services, are compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee pre-approved all services that Ernst & Young LLP provided for 2017 and 2018 in accordance with the pre-approval policy discussed above.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board consists of the three directors whose names appear below. The Audit Committee is composed exclusively of directors who are independent under the NYSE listing standards and the SEC rules.

The Audit Committee’s general role is to assist the Board in monitoring the Company’s financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

The Audit Committee has reviewed the Company’s audited financial statements for the year ended December 31, 2018 and met with management, as well as with representatives of Ernst & Young LLP, the Company’s independent registered public accounting firm, to discuss the financial statements. The Audit Committee also discussed with members of Ernst & Young LLP the matters required to be discussed by the applicable Public Company Accounting Oversight Board and SEC requirements.

In addition, the Audit Committee received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with members of Ernst & Young LLP its independence.

Based on these discussions, the financial statement review, and other matters it deemed relevant, the Audit Committee recommended to the Board that the Company’s audited financial statements for the year ended December 31, 2018 be included in the Company’s Annual Report on Form 10-K for 2018.

Norma J. Lawrence (Chair)

George T. Shaheen

Don C. Watters

PROPOSAL THREE: ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our stockholders have the opportunity to cast an advisory vote to approve the compensation of our named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables (a “say-on-pay” vote).

Our executive compensation program is designed to reward performance in a simple and effective way. We believe the compensation paid to our named executive officers for 2018 appropriately reflects and rewards their contributions to our performance and is aligned with the long-term interests of our stockholders.

We encourage stockholders to read the Compensation Discussion and Analysis, beginning on page 14 of this Proxy Statement, which describes the details of our executive compensation program and the decisions made by the Compensation Committee in 2018.

Stockholders are being asked to approve the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the named executive officers, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables), is hereby approved.”

As an advisory vote, this proposal is not binding on the Company, the Board, or the Compensation Committee. However, the Compensation Committee and the Board value the opinions expressed by stockholders in their votes on this proposal and will consider the outcome of the vote when making future compensation decisions regarding named executive officers.

The next advisory vote to approve the compensation of our named executive officers will depend on the results of Proposal 4.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE NON-BINDING RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

PROPOSAL FOUR: ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

As described in Proposal No. 3 above, in accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our stockholders have the opportunity to cast an advisory vote to approve the compensation of our named executive officers. This Proposal No. 4 affords stockholders the opportunity to cast an advisory vote on how often we should include a say-on-pay proposal in our proxy materials for future annual stockholder meetings or any special stockholder meeting for which we must include executive compensation information in the proxy statement for that meeting (a “say-on-pay frequency proposal”). Under this Proposal No. 4, stockholders may vote to have the say-on-pay vote every year, every two years, or every three years.

The Board of Directors and the Compensation Committee believe that annual votes will allow the Compensation Committee, management, and our stockholders to continue to engage in a timely, open and meaningful dialogue regarding our executive compensation philosophy, policies and practices.

As an advisory vote, this proposal is not binding on the Company, the Board, or the Compensation Committee. However, the Compensation Committee and the Board value the opinions expressed by stockholders in their votes on this proposal and will consider the outcome of the vote when making future decisions regarding the frequency of conducting a say-on-pay vote.

It is expected that the next vote on a say-on-pay frequency proposal will occur at the 2025 annual meeting of stockholders.

Stockholders may cast their advisory vote to conduct advisory votes on executive compensation every “1 Year,” “2 Years,” or “3 Years,” or “Abstain.”

THE BOARD RECOMMENDS A VOTE ON PROPOSAL NO. 4 TO HOLD SAY-ON-PAY VOTES EVERY 1 YEAR (AS OPPOSED TO 2 YEARS OR 3 YEARS).

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis, we discuss our compensation philosophy and executive compensation program, as well as describe and analyze the compensation actions and decisions for our named executive officers for fiscal year 2018 (each, an “NEO”). For the fiscal year ended December 31, 2018, our NEOs and their designated titles are as follows:

•	Hessam Nadji, President and Chief Executive Officer

•	Martin E. Louie, Chief Financial Officer

•	Mitchell R. LaBar, Chief Operating Officer and Executive Vice President

•	William E. Hughes, Jr., former Senior Vice President of Marcus & Millichap Capital Corporation (“MMCC”)(1)

(1)	Mr. Hughes retired and ceased to be an executive officer in August 2018.

2018 Fiscal Highlights

Listed below are certain of our business highlights for the 2018 fiscal year:

	2018	2017	Change (%)
Total Revenue (in thousands)	$814,816	$719,700	13.2%
Net Income (in thousands)	$87,257	$51,524	69.4%
Adjusted EBITDA (in thousands)(1)	$129,457	$111,716	15.9%
Total Sales Volumes (in millions)	$46,355	$42,191	9.9%
Total Number of Transactions	9,472	8,979	5.5%
Total Number of Investment Sales and Financing Professionals	1,977	1,819	8.7%

(1)

GAAP to Non-GAAP reconciliation is disclosed in the Company’s fiscal year 2018 fourth quarter earnings press release, which is included as an exhibit to the Form 8-K that was furnished to the SEC on February 20, 2019.

Compensation Philosophy

Our executive compensation program is intended to achieve the following objectives:

•	Attract and incentivize talented individuals to lead and manage our business

•	Align our executive officers’ compensation with our business objectives and the interests of our stockholders

•	Reward our executive officers fairly over time based on actual performance and retain those individuals who continue to meet our high expectations

Executive Summary

Base Salary. None of the NEOs received a base salary increase in fiscal year 2018.

Annual Cash Incentives. For fiscal year 2018, our NEOs had the opportunity to earn cash incentive awards based on the achievement of financial and non-financial goals approved by the Compensation Committee, as described in more detail in “Annual Cash Incentives” below. The payout percentages ranged from 100% to 117%.

Long-Term Incentives. In fiscal year 2018, Hessam Nadji and Mitchell LaBar were each granted 15,000 and 7,807 restricted stock units (“RSUs”), respectively, which vest in five equal annual installments, subject to the applicable NEO’s continuous service through each vesting date, subject to certain exceptions, as described in more detail in “Long-Term Incentives” below.

Stockholder Advisory Vote on Executive Compensation

As described above, this year we will hold our first non-binding stockholder advisory votes on the fiscal year 2018 compensation of our named executive officers (a Say-on-Pay vote), and on the frequency of any future Say-on-Pay votes. See “Proposal Three: Advisory Vote on Executive Compensation” and “Proposal Four: Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation” for more information. We value the opinions of our stockholders and will consider the outcome of future Say-on-Pay votes, as well as any feedback received throughout the year, when making compensation decisions for our executive officers.

Compensation Policies and Practices

Our executive compensation and corporate governance program are designed to link pay with operational performance and increase in long-term stockholder value while striking a responsible balance between risk and reward. To accomplish these objectives, we have adopted the following policies and practices over time:

What We Do	What We Don’t Do
✓ Pay-for-performance philosophy and culture	× Allow for pledging and hedging of company stock by executive officers or directors
✓ More than two-thirds of our current NEOs’ total target direct compensation is performance-based and/or at risk	× Tax gross-ups
✓ Independent compensation committee	× Single trigger vesting of equity awards
✓ Independent compensation consultant	× Severance or change in control plans or agreements
✓ Clawback policy for executive officers on equity incentives	× Payout or settlement of dividends and dividend equivalents on unvested equity awards
✓ Responsible use of shares under our long-term incentive program	× Reprice, cash-out or exchange “underwater” stock options without stockholder approval
✓ Robust stock ownership and stock sale requirements	× Minimum guaranteed vesting for performance-based equity awards
✓ Annual risk assessment of our compensation program	× Executive pension plans or supplemental retirement plans
✓ Limited perquisites and personal benefits

Process for Determining Executive Compensation

Role of Compensation Committee and Management

The Compensation Committee has responsibility for administering and approving annually all elements of compensation for the Company’s NEOs, with input from our management team and advice from its independent consultant.

At the start of the fiscal year, with the assistance of FW Cook and our management team, the Compensation Committee approves target pay opportunities for each executive, including base salary, target annual incentive, and long-term equity awards. Our CEO develops recommendations for target pay opportunities for executives other than himself, informed by competitive market dynamics, the responsibilities and capabilities of each executive officer, internal fairness, past performance and future potential. The CEO does not provide recommendations to the Compensation Committee for his own compensation. Our CEO’s overall and corporate performance is reviewed annually by the Co-Chairmen of the Board, who then presents their recommendation regarding the CEO’s target pay opportunities to our Compensation Committee for discussion. The Compensation Committee then makes the final determination on the target pay opportunities for our CEO.

At the start of the fiscal year, the Committee also determines the design of the incentive program, including performance measures, weightings, and goals, to ensure these programs support the Company’s business objectives and strategic priorities. With respect to performance measures and goals, the annual operating plan initially established by management, and subsequently approved by our Board, is an important input into the Compensation Committee’s decision-making process. Members of the management team attend Compensation Committee meetings but are not present for executive sessions. The Compensation Committee makes all final decisions with respect to compensation of our NEOs.

After the end of the fiscal year, the Compensation Committee determines the earned incentive amounts for each of our executive officers, based on a thorough review of Company and individual performance. In determining earned amounts, the Compensation Committee considers: (i) the CEO’s evaluation of each executive officer other than himself, (ii) the Compensation Committee’s qualitative evaluation of each executive officer’s overall and corporate performance, (iii) the Co-Chairmen of the Board’s qualitative evaluation of the CEO’s overall and corporate performance, and (iv) the objective assessment of each executive officer’s actual performance against pre-established goals and financial targets.

Role of Consultants

The Compensation Committee has engaged FW Cook as its independent executive compensation advisor. FW Cook reports directly to the Compensation Committee and does no work for management that is not under the Compensation Committee’s purview. FW Cook provides independent advice to the Committee on the reasonableness of executive compensation levels in comparison with typical market practices, and on the appropriateness of compensation program structure in supporting the Company’s business objectives. A representative of FW Cook attends meetings of the Compensation Committee, as requested, and communicates with the Compensation Committee Chair between meetings. The Compensation Committee assessed the independence of FW Cook pursuant to SEC rules and stock exchange listing standards and concluded that no conflicts of interest exist.

Role of Competitive Data

Because there are no publicly-traded commercial real estate services firms similar in size and complexity to MMI, development of an appropriate “peer group” of companies against which to compare pay levels and practices proves challenging. The Compensation Committee regularly considers the incentive program design practices of competitor real estate services companies when determining the most appropriate design for our Company. However, the Compensation Committee does not benchmark individual executive pay levels to competitor real estate services companies because they are either much larger than us or they have significantly different organizational structures and business operations.

Elements of 2018 Compensation

This section describes the elements of our executive officers, including NEOs, for fiscal year 2018 compensation, which consists of the following:

Direct Compensation	Indirect Compensation
• Base Salary	• Other Employee Benefits
• Annual Cash Incentives
• Long-Term Equity Incentives

In fiscal year 2018, approximately 77% of our CEO’s and about 69% on average of our current NEOs’ target total direct compensation was “at-risk” and/or performance-based.

CEO Other NEOs

*	Does not include Mr. Hughes, Jr.

Base Salary

Base salary is a fixed component of our NEOs’ compensation and does not vary with Company performance. Base salaries are set at levels intended to be competitive and commensurate with each executive officer’s position, performance, skills and experience to attract and retain the best talent. The Compensation Committee reviews base salaries for our executive officers, annually and adjusts them, if needed, to reflect changes in market conditions or other factors, including changing responsibilities as our executive officers’ positions evolve.

The base salaries for fiscal year 2018, which were not increased from 2017 levels, are set forth below:

NEO	2018 Base Salary
Hessam Nadji	$600,000
Martin E. Louie	$350,000
Mitchell R. LaBar	$500,000
William E. Hughes, Jr.	$350,000

Annual Cash Incentives

To maximize the tax deductibility of annual cash incentives in 2018, executive officers other than Mr. Hughes participated in the shareholder-approved 2018 Executive Short-Term Incentive Plan (the “Plan”). The Compensation Committee established the threshold performance goal for the Plan as the achievement of at least $63.6 million in pre-tax income for 2018, which if achieved, would fund annual bonuses for each NEO other than Mr. Hughes at the maximum level, which was $5 million under the Plan; provided however, that the Compensation Committee could in its discretion reduce the amount of an award paid to a particular NEO after considering all relevant factors. Following the completion of fiscal year 2018, the Compensation Committee certified the achievement of the threshold goal, and each NEO, other than Mr. Hughes, was eligible to receive the maximum cash award. In exercising its discretion to reduce this amount, the Committee considered all relevant factors, including the NEO’s target bonus amount, and the specific financial and non-financial goals approved by the Compensation Committee for such NEO, which are discussed in more detail below.

Annual cash incentives are designed to reward annual accomplishments against pre-established financial and strategic goals. The Compensation Committee approved fiscal year 2018 target short-term cash incentive award opportunities in the amounts set forth below for achievement against the pre-established goals at target, which remain unchanged from fiscal year 2017:

NEO	Target Award Opportunity
Hessam Nadji	$1,500,000
Martin E. Louie	$550,000
Mitchell R. LaBar	$1,100,000
William E. Hughes, Jr.	$200,000

Financial and Individual Objectives for 2018. 2018 annual incentives were based on a combination of corporate, business unit (if applicable), and individual performance goals. Actual annual incentive awards can range from 0 to 200% of each NEO’s target based on performance against the performance goals. The weightings between each performance component for each NEO was as follows:

NEO	MMI Financial Performance	Business Unit Financial Performance	Individual/Strategic Performance
Hessam Nadji	50%	—	50%
Martin E. Louie	40%	—	60%
Mitchell R. LaBar	40%	—	60%
William E. Hughes, Jr.*	50%	50%	No weighting, but considered in determination of bonus

*	In connection with Mr. Hughes’ planned retirement, goals for Mr. Hughes were set for the first half of 2018.

The MMI financial performance target was pre-tax net income of $105.9 million, which based on actual results, equated to a 10.7% increase over performance at the pre-established target level and year-over-year growth of 18.2%.

Individual/Strategic goals varied for each executive and related to the following:

NEO	Individual/Strategic Performance Goals
Hessam Nadji	Sales force growth, system upgrades and key platform improvements, organizational development, strategic initiatives

Martin E. Louie	Investor relations, financial forecasting, strategic planning, mergers and acquisitions analysis

Mitchell R. LaBar	Sales force growth, operational performance, management effectiveness, organizational development

William E. Hughes, Jr.	MMCC sales force growth, operational performance

The Committee evaluated each NEO’s performance against each strategic goal to make an overall determination of the aggregate achievement for each NEO. Based on this evaluation, the Committee determined that overall, each NEO substantially met his strategic goals and in certain instances exceeded expectations with respect to one or more goals. For example, Mr. LaBar exceeded his sales force growth goal by more than 50% and Mr. Louie significantly refined the mergers and acquisitions process.

Based on MMI’s financial performance and the Compensation Committee’s assessment of each NEO’s individual performance against the pre-established strategic goals as well as the Compensation Committee’s independent judgment and discretion as to each NEO’s total contributions to the Company, the Compensation Committee awarded the annual incentives set forth in the table below. The Compensation Committee determined it was appropriate to provide for actual awards in excess of the target award opportunities (other than for Mr. Hughes) to reflect the fact that the Company’s financial performance far exceeded the pre-established target financial performance goals and in certain instances, performance with respect to individual strategic goals exceeded expectations in critical areas with respect to the Company.

NEO	Target Award Opportunity	Actual Awards (%)	Actual Award ($)
Hessam Nadji	$1,500,000	117%	$1,750,000
Martin E. Louie	$550,000	108%	$592,625
Mitchell R. LaBar	$1,100,000	113%	$1,241,850
William E. Hughes, Jr.	$200,000	100%	$200,000

Long-Term Incentives

Our long-term incentive program consists of periodic grants of restricted stock units (RSUs) which align the interests of management with those of shareholders, promote retention of key talent, and reward total shareholder return performance. The Compensation Committee does not make grants to all NEOs every year. Instead, the Compensation Committee considers each NEO’s role, responsibilities, past performance, future potential, current level of ownership, and amount of unvested equity holdings in determining whether and how much to grant to each NEO.

The Compensation Committee granted Hessam Nadji 15,000 RSUs in March 2018 and Mitchell LaBar 7,807 RSUs in February 2018. Each NEO’s RSUs vest in five equal annual installments, subject to the applicable NEO’s continuous service through each vesting date, except in certain limited circumstances involving a change in control. See “Severance and Change in Control Benefits” below. The following table shows the long-term incentive awards granted in fiscal year 2018 to the NEOs and their target value.

Name	Restricted Stock Units(#)	Grant Value of Restricted Stock Units($)(1)
Hessam Nadji	15,000	$538,200
Mitchell LaBar	7,807	$249,980

(1)	Equals the closing price of the Company’s common stock at the time of grant times the number of RSUs granted.

Policies for Compensation Risk Mitigation

Recoupment Policy

Our Amended and Restated 2013 Omnibus Equity Incentive Plan (the “Equity Plan”) provides that in the event of a restatement of incorrect financial results, the Compensation Committee will review all awards held by executive officers that (i) were earned based on performance or vested during the course of the financial period subject to such restatement or (ii) were granted during or within one year following such financial period. If any award would have been lower or would not have been earned, vested or granted based on such restated financial results, the Compensation Committee will, if it determines appropriate in its sole discretion and to the extent permitted by applicable law, (a) cancel such award, in whole or in part, whether or not earned, vested or payable or (b) require the participant to repay to the Company an amount equal to all or any portion of the value of any gains from the grant, vesting or payment of the award that would not have been realized had the restatement not occurred.

The Compensation Committee will amend the Equity Plan, as necessary, to comply with the final SEC rules regarding the recoupment policy required by the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Hedging and Insider Trading Policy

Our Insider Trading Policy expressly bars ownership of financial instruments or participation in investment strategies that hedge the economic risk of owning our equity securities. We also prohibit our executive officers and the members of our Board from pledging our equity securities as collateral for loans. In addition, we prohibit our executive officers, directors and employees from purchasing or selling our securities while in possession of material, non-public information, or otherwise using such information for their personal benefit and maintain a quarterly black-out window where applicable individuals may not trade.

Our executive officers and members of our Board are permitted to enter into trading plans that are intended to comply with the requirements of Exchange Act Rule 10b5-1 so they may make predetermined trades of our stock.

Indemnification Agreements

These agreements indemnify our executive officers and the members of our Board of Directors, as well as those who act as directors and officers of other entities at our request, against expenses, judgments, fines, settlements and other amounts, actually and reasonably incurred in connection with any proceedings arising out of their services to us and our subsidiaries.

A Culture of Ownership

Our stock ownership guidelines are designed to encourage certain of our executive officers, including certain of our NEOs, to achieve and maintain a significant equity stake in the Company and closely align their interests with those of our stockholders. The stock ownership guidelines call for each executive officer that is subject to the guidelines to own shares of our common stock having a value equal to at least three times their annual base salary (or six times in the case of our CEO). Until these minimums are achieved, such executive officer must retain 100% of the net after tax shares resulting from the vesting of equity awards.

The Compensation Committee conducts an annual review to assess compliance with the guidelines. At the end of fiscal year 2018, each of our NEOs who is subject to the guidelines had satisfied his stock ownership guideline requirement.

We also maintain a policy on executive stock sales to prevent an executive from selling all or most of their positions at one time. Specifically, the maximum amount of stock that an executive may sell in a given year is lesser of (i) 15% of total owned shares or (ii) $4 million in value. This stock sale guideline does not apply once executive’s vested ownership as of the end of the prior year is less than $2 million.

Compensation Risk Assessment

For 2018, FW Cook conducted an annual review of the compensation related risks associated with our executive compensation program. The risk assessment concluded that our executive compensation program is well designed to encourage behaviors aligned with the long-term interests of our stockholders. FW Cook also found a reasonable balance in fixed versus variable pay, cash and equity, and appropriate mix of financial and non-financial metrics. Finally, it was determined that there are appropriate policies in place to mitigate compensation-related risk, including stock ownership guidelines, insider-trading prohibitions, the recoupment policy, and independent Compensation Committee oversight of our executive compensation programs. Based on this assessment, the Compensation Committee concluded that our compensation programs do not create risks that are likely to have a material adverse effect on the Company.

Other Compensation Practices and Policies

Benefits and Limited Perquisites

Our benefits philosophy is to provide our executive officers, including our NEOs, with the same benefits available to all other employees, including health and welfare, retirement (which includes our 401(k) plan that provides for matching contributions), and life insurance programs.

In addition to these Company-wide benefits, our NEOs are offered Company-paid automobile allowances. We believe that it is important to compensate our executive officers for all expenses incurred while traveling for work to allow our NEOs to concentrate on their responsibilities and our future success.

Deferred Compensation

Our NEOs are eligible to voluntarily defer base salary and annual cash incentives through the Marcus & Millichap, Inc. Deferred Compensation Plan (the “NQDC Plan”). This is a standard management benefit plan offered by many public companies. In addition, certain of our NEOs hold fully vested cash-settled stock appreciation rights (“SARs”), which were granted before our initial public offering that constitute deferred compensation as they are cash-settled awards only payable upon death, a long-term disability of three months or longer, a mutual termination, a termination other than for cause, a resignation or a change in control. The specific benefits and a more detailed description of features of these arrangements are set forth in the section entitled “Non-Qualified Deferred Compensation” below.

Policy Regarding Deduction Limit

Section 162(m) of the Internal Revenue Code (the “Code”) places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. While the Compensation Committee considers the deductibility of compensation as one factor in determining executive compensation, the Compensation Committee believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating and retaining key executives.

Severance and Change in Control Benefits

None of our current executive officers has any contractual cash severance or change in control benefits.

The Equity Plan provides that in the event of a merger or change in control (as defined in the Equity Plan) in which the surviving corporation does not assume or continue outstanding awards granted under the Equity Plan or substitute similar awards for such awards, the vesting schedule of such awards (including awards held by the NEOs) will fully accelerate. This is a change in control benefit that many companies provide for.

In connection with Mr. Hughes’s retirement and to ensure a smooth succession, the Compensation Committee approved certain retirement benefits for Mr. Hughes pursuant to a Retirement Agreement and Release of All Claims. The Compensation Committee approved such retirement benefits after considering Mr. Hughes’ long history and leadership with the Company dating back more than twenty years and his influence on the founding and growth of MMCC.

Mr. Hughes’ retirement benefits and the potential benefits that our other NEOs would be entitled to upon a qualifying termination of employment or a change in control are disclosed in more detail in the section entitled “Potential Payments upon Termination or Change in Control” below.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Proxy Statement with the Company’s management. Based on that review and those discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for 2018.

Don C. Watters (Chair)

Nicholas F. McClanahan

George T. Shaheen

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2018 were: Don C. Watters, Nicholas F. McClanahan and George T. Shaheen. No member of this committee was at any time during 2018 or at any other time an officer or employee of the Company, and no member of this committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Compensation Committee during 2018.

Executive Compensation Tables

The following table provides information regarding certain compensation awarded to, or earned by, our NEOs for 2016, 2017 and 2018.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)(2)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)(3)	All Other Compen- sation ($)(4)	Total ($)
Hessam Nadji	2018	600,000	—	538,200	—	1,750,000	151,129	30,845	3,070,174
President and Chief Executive Officer	2017	600,000	—	—	—	1,350,000	145,910	23,924	2,119,834
	2016	575,000	—	—	—	1,162,350	134,486	30,440	1,902,276

Martin E. Louie	2018	350,000	—	—	—	592,625	6,162	34,240	983,027
Senior Vice President and Chief Financial Officer	2017	350,000	—	—	—	500,000	44,007	28,849	922,856
	2016	350,000	—	—	—	473,550	5,483	28,092	857,125

Mitchell R. LaBar	2018	500,000	—	249,980	—	1,241,850	—	35,477	2,027,307
Executive Vice President and Chief Operating Officer	2017	487,500	—	999,983	—	990,000	—	35,389	2,512,872
	2016	339,231	—	761,700	—	613,462	—	148,789	1,863,182

William E. Hughes, Jr.	2018	218,750	—	—	—	200,000	31,468	196,029	646,247
Former Senior Vice President, Marcus and Millichap Capital Corporation

(1)

The amounts shown in this column represent the aggregate grant date fair value of RSUs granted during the applicable year to certain of our NEOs, which was computed in accordance with ASC 718. The fair value of these awards was calculated based on the fair market value of our common stock on the accounting measurement date multiplied by the number of shares subject to the award and may not represent the actual value that may be realized.

(2)

The amounts listed in this column reflect the cash awards paid under the Company’s Non-Equity Incentive Plan for performance in the applicable year. See the “Compensation Discussion and Analysis” section for a more complete description of how the cash incentive awards were determined for 2018.

(3)	The amounts listed in this column reflect the aggregate increase in “appreciation value” for the NEO’s cash-settled SARs.

The following table reflects the breakout of the amounts included in this column for 2018:

Named Executive Officer	Increased Value of SARs during Fiscal Year ($)	Aggregate Value of SARs as of Fiscal Year End ($)
Hessam Nadji	151,129	3,578,875

Martin E. Louie	6,162	145,913

Mitchell R. LaBar	—	—

William E. Hughes, Jr.	31,468	745,184

For further information regarding the SARs, please refer to the discussion under the heading “Nonqualified Deferred Compensation.”

(4)	The following table reflects the breakout of the items and amounts included in this column for 2018:

	Nadji	Louie	LaBar	Hughes, Jr.
Consulting payments	—	—	—	$177,969	*
Auto Benefit	$26,845	$30,240	$31,477	18,060	*
401(k) Match	4,000	4,000	4,000	—

Total for Other	$30,845	$34,240	$35,477	$196,029

*

All or a portion of these amounts was earned pursuant to Mr. Hughes’ Retirement Agreement (defined below). Please see “Potential Payments Upon Termination or Change in Control” below for more information.

Grants of Plan Based Awards Table

The following table provides information regarding the incentive awards granted to the NEOs for 2018.

								All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Hessam Nadji	N/A	—	1,500,000	5,000,000	—	—	—	—		—	—	—
	3/27/2018	—	—	—	—	—	—	15,000	(3)	—	—	538,200

Martin E. Louie	N/A	—	550,000	5,000,000	—	—	—	—		—	—	—

Mitchell R. LaBar	N/A	—	1,100,000	5,000,000	—	—	—	—		—	—	—
	2/26/2018	—	—	—	—	—	—	7,807	(4)	—	—	249,980

William E. Hughes, Jr.	N/A	—	200,000	—	—	—	—	—		—	—	—

(1)

For 2018, the Compensation Committee established the threshold performance goal for the 2018 Executive Incentive Plan as the achievement of at least $63,600,000 in pre-tax net income as determined on an adjusted basis. Upon the Compensation Committee certifying the achievement of such goal, each NEO was eligible to receive a maximum cash award of $5,000,000; provided however, that the Compensation Committee could in its discretion reduce the amount of an award paid to a particular NEO after considering all relevant factors, which included the NEO’s target bonus amount, and the specific financial and non-financial goals approved by the Compensation Committee for such NEO. As further described in the “Compensation Discussion and Analysis,” the threshold performance goal was achieved, and the Compensation Committee elected to apply its discretion to reduce the actual amount to be paid to the NEOs under the 2018 Executive Incentive Plan below the maximum potential payment shown in the table above.

(2)

The amounts shown in this column represent the aggregate grant date fair value of the RSUs granted in 2018 to certain of our NEOs, which was computed in accordance with ASC 718. The fair value of these awards was calculated based on the fair market value of our common stock on the accounting measurement date multiplied by the number of shares subject to the award and may not represent the actual value that may be realized.

(3)

Mr. Nadji was awarded 15,000 RSUs, effective March 27, 2018, which vest in five equal annual installments with 20% of such shares vesting beginning on April 10, 2019. The vesting of the RSUs is subject to Mr. Nadji’s continuous service through each vesting date, except in certain limited circumstances involving a change in control. See “Potential Payments Upon Termination or Change in Control” below.

(4)

Mr. LaBar was awarded 7,807 RSUs, effective February 26, 2018, which vest in five equal annual installments with 20% of such shares vesting beginning on March 10, 2019. The vesting of the RSUs is subject to Mr. LaBar’s continuous service through each vesting date, except in certain limited circumstances involving a change in control. See “Potential Payments Upon Termination or Change in Control” below.

The following table provides information about outstanding equity awards at December 31, 2018 for the NEOs. None of the NEOs hold any stock options.

Outstanding Equity Awards at Fiscal Year End

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Hessam Nadji	—	—	—	—	—	16,000	(2)	549,280	—	—
	—	—	—	—	—	15,000	(3)	514,950	—	—

Martin E. Louie	—	—	—	—	—	8,000	(2)	274,640	—	—

Mitchell R. LaBar	—	—	—	—	—	18,000	(4)	617,940	—	—
	—	—	—	—	—	29,091	(4)	998,694	—	—
	—	—	—	—	—	7,807	(4)	268,014	—	—

William E. Hughes Jr.	—	—	—	—	—	—		—	—	—

(1)	Based upon the closing price of our common stock of $34.33 on December 31, 2018.
(2)

Messrs. Nadji and Louie were awarded 40,000 and 20,000 RSUs, respectively, effective January 5, 2015, which in each case vest in five equal annual installments with 20% of such shares vesting beginning on January 5, 2016. The vesting of the RSUs is subject to the applicable NEO’s continuous service through each vesting date, except in certain limited circumstances involving a change in control. See “Potential Payments Upon Termination or Change in Control” below.

(3)

Mr. Nadji was awarded 15,000 RSUs, effective March 27, 2018, which vest in five equal annual installments with 20% of such shares vesting beginning on April 10, 2019. The vesting of the RSUs is subject to Mr. Nadji’s continuous service through each vesting date, except in certain limited circumstances involving a change in control. See “Potential Payments Upon Termination or Change in Control” below.

(4)

Mr. LaBar was awarded 30,000, 36,363 and 7,807 RSUs, effective March 31, 2016, February 16, 2017 and February 26, 2018, respectively, which vest in five equal annual installments with 20% of such shares vesting beginning on March 31, 2017, February 16, 2018 and March 10, 2019, respectively. The vesting of the RSUs is subject to Mr. LaBar’s continuous service through each vesting date, except in certain limited circumstances involving a change in control. See “Potential Payments Upon Termination or Change in Control” below.

Option Exercises and Stock Vested Table

The following table provides information about stock awards that vested during 2018 for the NEOs. None of the NEOs hold any stock options.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Hessam Nadji	—	—	8,000	256,160
Martin E. Louie	—	—	4,000	128,080
Mitchell R. LaBar	—	—	13,272	446,624
William E. Hughes, Jr.	—	—	—	—

(1)	Includes shares withheld to cover taxes.
(2)

The value realized upon vesting was calculated by multiplying the number of shares acquired on vesting by the closing share price of the Company’s common stock on the NYSE on the vesting date except where such vesting date fell on a day that was not a trading day, in which case such value was calculated by multiplying the number of shares acquired on vesting by the closing share price on the first trading day immediately following the vesting date.

Employment Agreements

Hessam Nadji

We entered into an employment agreement with Hessam Nadji, our President and Chief Executive Officer, effective March 31, 2016. The employment agreement has no specific term and constitutes at-will employment. Either the Company or Mr. Nadji may terminate the agreement at any time, with or without cause, upon 15 days’ prior written notice. Mr. Nadji’s base salary is $50,000 per month and he is eligible to receive annual non-equity incentive compensation subject to his continued employment through the payment date, as described in more detail in the Compensation Discussion and Analysis. Mr. Nadji is not entitled to any severance compensation if his employment terminates for any reason. The employment agreement also includes terms concerning non-competition, non-solicitation, confidentiality, and arbitration.

Mitchell R. LaBar

We entered into an employment agreement with Mitchell R. LaBar, our Executive Vice President and Chief Operating Officer, effective March 31, 2016. The employment agreement has no specific term and constitutes at-will employment. Either the Company or Mr. LaBar may terminate the agreement at any time, with or without cause, upon 15 days’ prior written notice. Mr. LaBar is eligible to receive annual non-equity incentive compensation subject to his continued employment through the payment date, as described in more detail in the Compensation Discussion and Analysis. Mr. LaBar is not entitled to any severance compensation if his employment terminates for any reason. The employment agreement also includes terms concerning non-competition, non-solicitation, confidentiality, and arbitration.

Pension Benefits

We do not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation

The following table provides information regarding the contributions, earnings and withdrawals during 2018, and account balances as of December 31, 2018 for our NEOs under the NQDC Plan, SARs, and deferred stock units (“DSUs”), which were granted under the Equity Plan:

Nonqualified Deferred Compensation—Fiscal 2018

Name	Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)(2)	Aggregate Balance at Last FYE ($)(3)
Hessam Nadji	SARs	—	—	151,129	—	3,578,875
	Equity Plan	—	—	76,423	(1,198,500)	0

Martin E. Louie	SARs	—	—	6,162	—	145,913
	Equity Plan	—	—	115,233	(1,808,269)	0
	NQDC Plan	200,000	—	(26,680)	—	448,153

Mitchell R. LaBar	SARs	—	—	—	—	—
	Equity Plan	—	—	—	—	—

William E. Hughes, Jr.	SARs	—	—	31,468	—	745,184
	Equity Plan	—	—	77,851	(1,221,418)	0
	NQDC Plan	150,000	—	(13,887)	—	136,113

(1)

The SARs are included in the Summary Compensation Table because such earnings were determined to be preferential or above-market. The earnings on the SARs represent interest on the SAR Account Balances (as defined below) for 2018. The earnings related to the Equity Plan represent the change in the value of the DSUs during 2018.

(2)

On November 5, 2018, the remaining DSUs held by the NEOs were settled in full. The amounts with respect to the Equity Plan represent the cash value of the settled DSUs as calculated based on the fair market value of our stock on the settlement date. See “Deferred Stock Units” below.

(3)

A portion of these amounts were previously reported as compensation to the NEO in our Summary Compensation table for fiscal years prior to fiscal year 2018: Hessam Nadji: SARs: $1,038,869 in interest and Martin E. Louie: SARs: $16,572 in interest; NQDC: $274,833 in contributions and earnings.

Deferred Compensation Plan

The NQDC Plan is designed to allow a select group of management and highly compensated employees, including the Company’s NEOs, to defer receipt of a specified percentage or amount of their base salaries (up to 25%) and annual or supplemental bonuses (up to 100%). Further, the Company may make discretionary contributions on behalf of participants in the NQDC Plan, which will vest based on years of service with the Company. Such discretionary amounts will vest in full upon the participant’s death, disability or retirement.

Amounts deferred by a participant and any employer contributions will be credited to a bookkeeping account maintained on behalf of each participant. These amounts will be periodically adjusted for earnings and/or losses at a rate that is equal to the various hypothetical investment funds (also referred to as measurement funds) selected by the plan administrator and elected by the participant. Participants may reallocate previously invested money among each of the available measurement funds.

Under the NQDC Plan, if a participant has attained age 50 or has 10 or more years of service with the Company, a participant will be permitted to elect a single lump-sum payment or quarterly installment payments for up to 15 years following termination of employment with respect to each year’s deferrals, any discretionary company contributions and any earnings associated with such amounts. Otherwise such amounts will be paid out in a lump sum. Deferrals but not discretionary Company contributions also may be paid out prior to a participant’s termination of employment in the event of a financial hardship or if the participant makes a short-term payout election. In the event of a participant’s death or disability, such participant’s benefits will be paid out in a single lump sum.

The Company elected to fund the NQDC Plan through company owned variable life insurance policies. The NQDC Plan is managed by a third-party institutional fund manager, and the deferred compensation and investment earnings are held as Company assets in a rabbi trust. The assets in the trust are restricted unless the Company becomes insolvent in which case the trust assets are subject to the claims of the Company creditors.

Stock Appreciation Rights

The SARs constitute deferred compensation as they are cash-settled awards only payable upon death, a long-term disability of three months or longer, a mutual termination, a termination other than for cause, a resignation or a change in control. In connection with our initial public offering (“IPO”), all of the outstanding SARs were fully vested and frozen at a liability amount calculated as of March 31, 2013 (such liability value, the “SAR Account Balance”). The Company began to accrue interest starting on January 1, 2014 based on SAR Account Balances as of December 31, 2013. In 2018, the accrued interest credited to SAR Account Balances was based on an interest rate of 4.409%, which, in turn, was based on a 10-Year Treasury Note plus 200 basis points. Upon a termination other than for cause or a resignation other than by mutual agreement, the executive only receives 75% of the appreciation value on the vested portion.

Upon a payment event other than a change in control, the SAR Account Balance is paid to the NEO in 10 annual installments, with the first installment due within 30 days following the date of the event giving rise to the distribution or the last day of the calendar year in which the event giving rise to the distribution occurs, and the remaining portion of the account balance will be paid in cash within 30 days of each of the first nine anniversaries of the initial payment date. However, no amount payable on account of the NEO’s termination of service which constitutes a “deferral of compensation” within the meaning of Section 409A will be paid unless and until the NEO has incurred a “separation from service” within the meaning of Section 409A. The account balance will continue to be credited with deemed earnings during the payment term until it is fully distributed. In the event of a change of control of the Company (as defined in the Equity Plan), the NEO’s entire SAR Account Balance will be paid to NEO upon the consummation of the change in control.

Deferred Stock Units

We granted fully vested DSUs to certain of the NEOs under the Equity Plan in connection with our IPO to replace the then-existing beneficial ownership represented by the frozen SARs. The DSUs were settled in actual stock at a rate of 20% per year if the executive officer remained employed by us during that period. Upon a termination of service prior to reaching the age of 67, all unsettled shares of stock would be settled five years from the termination date. Additionally, in the event of death or termination of service after reaching the age of 67, 100% of the DSUs would be settled, subject to a six-month delay if required by Section 409A of the Code. In each of November 2014, 2015, 2016, 2017 and 2018, 20% of the DSUs were net settled. Shares of common stock were withheld from the distribution to pay applicable required employee statutory withholding taxes based on the market value of the shares on the settlement date.

Potential Payments upon Termination or Change in Control

Current NEOs

As noted above, certain NEOs are entitled to certain payments under the NQDC Plan or their SARs in the event such NEOs experience a qualifying termination or change in control. In addition, the Equity Plan provides that in the event of a merger or change in control (as defined in the Equity Plan) in which the surviving corporation does not assume or continue outstanding awards granted under the Equity Plan or substitute similar awards for such awards, the vesting schedule of such awards (including awards held by the NEOs) will fully accelerate.

Estimated Termination and Change in Control Payments for Current NEOs

The table below provides information regarding the estimated value that may be realized by each of the NEOs, other than Mr. Hughes, in the event of the following:

•	Death

•	Disability

•	Mutual termination

•	Termination other than for cause

•	Resignation other than by mutual agreement

•	Change in control where equity awards are assumed or substituted

•	Change in control where equity awards are not assumed or substituted

The table does not include any information regarding the benefits available generally to salaried employees, such as distributions under the Company’s 401(k) plan.

The amounts shown below assume that the applicable termination event or change in control event occurred on December 31, 2018. The actual amounts that would be paid can only be determined at the time of the actual event. The amounts with respect to an NEO’s SARs do not include any deemed earnings that would be credited during the payment term until his SAR Account Balance is fully distributed. The amounts with respect to the RSUs are based on the $34.33 per share closing price of the Company’s common stock on the NYSE on December 31, 2018.

Name	Type of Award/Plan	Death	Disability	Mutual Termination	Termination other than for Cause	Resignation Other than by Mutual Agreement	Change in Control Where Awards are Assumed	Change in Control Where Awards are Not Assumed
Hessam Nadji	SARs	3,578,875	3,578,875	3,578,875	2,684,156	2,684,156	3,578,875	3,578,875
	RSUs	—	—	—	—	—	—	1,064,230
	NQDC	—	—	—	—	—	—	—
Martin E. Louie	SARs	145,913	145,913	145,913	109,435	109,435	145,913	145,913
	RSUs	—	—	—	—	—	—	274,640
	NQDC	448,153	448,153	448,153	448,153	448,153	—	—
Mitchell R. LaBar	SARs	—	—	—	—	—	—	—
	RSUs	—	—	—	—	—	—	1,884,648
	NQDC	—	—	—	—	—	—	—

William E. Hughes, Jr.

In connection with Mr. Hughes’s retirement and to ensure a smooth succession, he entered into a Retirement Agreement and Release of All Claims (the “Retirement Agreement”) on February 8, 2018. Mr. Hughes’s retirement became effective on August 15, 2018.

Pursuant to the Retirement Agreement, Mr. Hughes agreed to provide consulting services from the date of his retirement until April 1, 2019 (the “Consulting Period”), subject to certain early termination provisions.

Because the date of Mr. Hughes’ retirement was delayed, the Consulting Period was subsequently extended to August 15, 2019. Mr. Hughes was paid $34,000 for the first 90 days of the Consulting Period and will receive $29,000 a month for the remainder of the Consulting Period. Mr. Hughes continues to receive an automobile allowance of $1,000 a month during the Consulting Period.

In addition, pursuant to the Retirement Agreement, the Company is reimbursing Mr. Hughes for the full amount of the COBRA premiums for such coverage for Mr. Hughes and Mr. Hughes’s covered dependents during the Consulting Period. Additionally, the remainder of Mr. Hughes’s shares that were subject to certain sales restrictions as described under the heading “Sales Restriction Agreements” below ceased to be subject to such restrictions on November 4, 2018 as originally scheduled rather than five years from his retirement as required under the terms of his Sales Restriction Agreement.

In consideration for such benefits, Mr. Hughes agreed to release and waive certain claims against the Company and comply with certain post-termination covenants, including among other things, keeping certain information confidential, not disparaging the Company and cooperating with and assisting the Company in the event of any third-party claim relating to his employment.

Following Mr. Hughes’ “separation from service” under Section 409A of the Code on December 31, 2018, Mr. Hughes’s account balance under the NQDC Plan is being distributed in accordance with the elections previously made by him under the NQDC Plan, and Mr. Hughes’s SAR Account Balance is being paid out as described above in the “Nonqualified Deferred Compensation” section.

The table below provides information regarding the maximum estimated value of Mr. Hughes’s retirement benefits, measured as of August 15, 2018, the date that he retired and ceased to be an executive officer. The amount of Mr. Hughes’s NQDC Plan and SAR benefits does not include any deemed earnings that will be credited during the payment term until his NQDC Plan account balance and SAR Account Balance are fully distributed.

Name	Consulting Fees(1)	COBRA(2)	SARs(3)(4)	NQDC(4)(5)	Car Allowance(6)
William E. Hughes, Jr.	392,000	33,720	713,716	150,547	13,000

(1)	Represents the maximum amount of consulting fees assuming Mr. Hughes provides consulting services through August 15, 2019.
(2)	Represents the maximum amount of COBRA benefits assuming Mr. Hughes provides consulting services through August 15, 2019.
(3)	Represents the balance as of August 15, 2018.
(4)	The balance as of December 31, 2018, the date of his “separation from service” under Section 409A of the Code, is set forth in the “Nonqualified Deferred Compensation—Fiscal 2018” table above.
(5)	Represents the balance as of August 15, 2018.
(6)	Represents the maximum amount of car allowance benefits assuming Mr. Hughes provides consulting services through August 15, 2019.

CEO Pay Ratio

Prior to 2019, our Company qualified as an “emerging growth company” and in accordance with Item 402(u) of Regulation S-K, we are not required to provide any pay ratio disclosure until 2020 based on the transition relief available for emerging growth companies.

Director Compensation

Director Compensation Highlights

•	Emphasis on equity in the overall compensation mix.

•	Equity grants under a fixed-value annual grant policy with one-year vesting.

•	A robust stock ownership guideline set at five times the annual cash retainer to support stockholder alignment.

•	Shareholder-approved director compensation limit on cash and equity awards to non-employee directors.

•	No performance awards, perquisites or special benefits.

Director Compensation Policy

Pursuant to the terms of our director compensation policy, each non-employee director receives annual cash fees for their services, payable quarterly in arrears, as follows:

•	Board Member, including the Chairman—$65,000 per year;

•	Chair of Audit Committee—an additional $20,000 per year, other Audit Committee members—an additional $10,000 per year,

•	Chair of Compensation Committee—an additional $15,000 per year, other Compensation Committee members—an additional $5,000 per year; and

•	Chair of Nominating and Corporate Governance Committee—an additional $10,000 per year, other Nominating and Corporate Governance Committee members—an additional $5,000 per year.

Each non-employee director is also entitled to receive an annual restricted stock grant on the date of our annual meeting equal to $75,000 divided by the fair market value of our common stock on the date of grant, which vests on the first anniversary of the date of grant.

Director Compensation Table

The following table sets forth the total compensation for our non-employee directors for the year ended December 31, 2018:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Norma J. Lawrence	90,000	74,970	—	164,970
George M. Marcus	65,000	74,970	—	139,970
Nicholas F. McClanahan	80,000	74,970	—	154,970
William A. Millichap	65,000	74,970	—	139,970
George T. Shaheen	85,000	74,970	—	159,970
Don C. Watters	90,000	74,970	—	164,970

(1)

This column represents the aggregate grant date fair value of restricted stock granted in 2018, computed in accordance with ASC 718. On May 4, 2018, each non-employee director received a grant of 2,142 shares of restricted stock, which vests on the first anniversary of the date of grant and the value represented here is based on 2,142 shares multiplied by the closing price of $35.00 on the grant date of May 4, 2018. These amounts reflect our calculation of the value of these awards, and do not necessarily correspond to the actual value that may ultimately be realized by the directors.

(2)	As of December 31, 2018, each of the directors has 4,516 shares of restricted stock in the aggregate outstanding and subject to vesting.

Director Compensation Limit

In 2017, our stockholders approved a $500,000 limit on the total value of cash and equity compensation that may be paid or granted to a non-employee director each fiscal year.

2018 Director Compensation

In 2018, the Board in consultation with the Compensation Committee determined that the Company’s non-employee director compensation program continues to be competitive with the market, incorporates best practices and aligns the interests of our non-employee directors with the long-term interests of our stockholders. Based on this assessment, the Board of Directors did not make any changes to the amounts or types of compensation that non-employee directors could earn for 2018.

Director Stock Ownership Guidelines and Insider Trading Policy

We have adopted stock ownership guidelines and an insider trading policy for non-employee directors. The stock ownership guidelines call for each non-employee director to own shares of our common stock having a value equal to at least five times the non-employee director’s regular annual cash board service retainer. Until these minimums are achieved, each non-employee director shall retain 100% of the net after tax shares resulting from the vesting of equity awards. As of March 7, 2019, all our directors are currently in compliance with the ownership guidelines.

Our insider trading policy prohibits our non-employee directors from engaging in hedging transactions designed to hedge or offset decreases in the market value of our shares.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of March 7, 2019 with respect to:

•	each of our directors and NEOs;

•	all directors and executive officers as a group; and

•	each person who is known to own beneficially more than 5% of our common stock.

In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the stockholder actually owns beneficially or of record;

•	all shares over which the stockholder has or shares voting or investment power; and

•	all shares the stockholder has the right to acquire within 60 days.

Unless otherwise indicated, all shares are or will be owned directly, and the indicated person has or will have sole voting and/or investment power. Unless otherwise indicated, the address of each person listed in the table is c/o Marcus & Millichap, Inc., 23975 Park Sorrento, Suite 400, Calabasas, California 91302.

Beneficial ownership is determined in accordance with the rules of the SEC. The applicable percentage of ownership for each stockholder is based on 39,025,635 shares of common stock outstanding as of March 7, 2019.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
5% Stockholders:
Phoenix Investments Holdings LLC(1)	14,887,348	38.1%
BlackRock, Inc.(2)	3,756,301	9.6%
The Vanguard Group(3)	3,124,332	8.0%
Royce & Associates, LP(4)	3,057,930	7.8%

Named Executive Officers and Directors:
Hessam Nadji(5)	284,280	*
Martin E. Louie	78,964	*
Mitchell R. LaBar(6)	7,561	*
William E. Hughes, Jr.(7)	104,431	*
George M. Marcus(8)	15,745,628	40.3%
William A. Millichap	101,355	*
Norma J. Lawrence(9)	16,750	*
George T. Shaheen	13,282	*
Don C. Watters	18,021	*
Nicholas F. McClanahan(10)	18,021	*
All executive officers and directors as a group (9 persons)(11)	16,283,862	41.7%

*	Indicates beneficial ownership of less than 1%.
(1)

George M. Marcus owns substantially all the membership interests of Phoenix Investments Holdings LLC (“Phoenix”). Mr. Marcus has voting and dispositive power with respect to the shares held by Phoenix of which Ionian Investments Manager LLC is the managing member, for which Mr. Marcus serves as the managing member. The address of Phoenix is 777 S. California Avenue Palo Alto, CA 94304.

(2)

Based on information set forth in a Schedule 13G filed with the SEC on February 8, 2019. BlackRock, Inc. has sole power to vote 3,598,627 of these shares and sole power to dispose of 3,756,301 of these shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(3)

Based on information set forth in a Schedule 13G filed with the SEC on February 11, 2019. The Vanguard Group, Inc. has sole power to vote 40,768 of these shares, shared power to vote 900 of these shares, sole power to dispose of 3,084,884 of these shares and shared power to dispose of 39,448 of these shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

Based on information set forth in a Schedule 13G/A filed with the SEC on January 15, 2019. Royce & Associates, LP has sole power to vote and dispose of 3,057,930 shares. The address of Royce & Associates, LP is 745 Fifth Avenue, New York, NY 10151.

(5)	Includes 3,000 shares issuable upon the vesting of 3,000 RSUs on April 10, 2019.
(6)	Includes 7,561 shares issuable upon the vesting of 6,000 RSUs on March 31, 2019 and 1,561 RSUs on April 10, 2019.
(7)	The William E. Hughes, Jr. Revocable Trust dated August 26, 2005 holds 104,431 shares and Mr. Hughes, as trustee, may be deemed to have beneficial ownership over these shares.
(8)

Comprised of (i) 14,887,348 shares held by Phoenix, (ii) 840,259 shares held by The George and Judy Marcus Family Foundation II (the “Family Foundation”), and (iii) 18,021 shares held by Mr. Marcus. Mr. Marcus has voting and/or dispositive power with respect to the shares held by Phoenix and the Family Foundation as co-trustee. 3,500,000 shares that are beneficially owned by Phoenix have been pledged as collateral for a credit facility.

(9)	The Lawrence Family Trust dated 4/18/01 and restated 9/30/10 holds 11,685 shares and Ms. Lawrence, as trustee, may be deemed to have beneficial ownership over these shares.
(10)	The Nicholas F. McClanahan Trust U/A 8/12/2015 holds 12,956 shares and Mr. McClanahan, as trustee, may be deemed to have beneficial ownership over these shares.
(11)	Includes 10,561 shares issuable upon the vesting of RSUs. See footnotes (5) and (6). Does not include shares held by Mr. Hughes who ceased to be an executive officer on August 15, 2018.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2018, there has not been any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors or executive officers, any holder of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the transactions described below, some of which represent continuing transactions from prior periods.

Relationship with Marcus & Millichap Company

The following are certain related party transactions between Marcus & Millichap Company (“MMC”) and us. Prior to the spin-off of MMC’s real estate investment services business (the “Spin-Off”), MMC was our majority stockholder and was controlled by George M. Marcus, our co-Chairman. Upon the completion of the Spin-Off in October 2013, we entered into a transition services agreement with MMC. The transition services agreement grants us the right to continue to use some of MMC’s services and resources related to our corporate functions, including corporate legal services and other administrative expenses. We incurred $197,000 for these services during 2018 based on MMC’s costs of providing the transition services, without any markup.

Under the agreement, we are able to use MMC’s services for a fixed term established on a service-by-service basis, which may be extended by mutual written agreement. We may terminate the agreement or any of the specified services for any reason with 60 days prior written notice to MMC. We do not have any obligation to continue to use MMC’s services after the agreement expires. Generally, each party agreed to indemnify the other party and their respective directors, officers, employees, and agents against losses resulting from the transition services, except to the extent of the service provider’s gross negligence or intentional misconduct, not to exceed the amount of fees paid to the service provider.

We occasionally represent MMC or its affiliates in sales and financing transactions and receive real estate brokerage commissions and financing fees from MMC or its affiliates for these transactions. In 2018, we recorded real estate brokerage commissions and financing fees of $7.7 million from subsidiaries of MMC related to these services, and we incurred costs of services of $4.6 million related to these services.

We lease our office in Palo Alto, which is a single-story office building covering approximately 12,000 square feet, from MMC under a lease that expires in May 2022. In 2018, we incurred $1.0 million in rent expense under this lease.

Agreements with Management

Sale Restriction Agreements

In connection with our 2013 IPO, we entered into sale restriction agreements (“Sale Restriction Agreements”) with certain of our executive officers, including Hessam Nadji, Martin E. Louie, and William E. Hughes, Jr. The Sale Restriction Agreements provided for vesting acceleration as to all outstanding shares of restricted shares held by the executive officers and termination of the existing Buy-Sell Agreements entered into between us and our executive officers prior to the IPO in exchange for the executive officers’ agreement to limit their ability to sell, transfer, hypothecate, encumber, or in any way alienate any of their shares (the “Sale Restriction”). The Sale Restriction lapsed as to 20% of the executive officer’s shares subject to the Sale Restriction annually over a five-year period on each anniversary of the effective date of the agreement unless modified by the Board, subject to the executive officer’s continued service through each lapse date. Additionally, unless modified by the Board, the Sale Restriction shall lapse as to 100% of the shares subject to the Sale Restriction on an executive officer’s death, termination of an executive officer’s service after age 67, a change in control of the Company, or the fifth anniversary of the date an executive officer ceases to be a service provider of the Company. The Sale Restriction Agreements also contain certain covenants, including non-solicitation and non-competition provisions, restricting the executive officers for three years after all of the shares have been released from the Sale Restriction. In November 2018, the remaining 20% of the restricted shares held by our executive officers were released in full from the Sale Restriction.

Compensation Arrangements with Management

For information about compensation arrangements with our management, see “Compensation of the Named Executive Officers and Directors.”

Policies and Procedures for Related Party Transactions

Our Board adopted a written related person transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships in which we were or are to be a participant, the amount involved exceeds $120,000, and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by, or from, the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, or employment by us of a related person.

ADDITIONAL MEETING INFORMATION

Meeting Admission. You are entitled to attend the annual meeting only if you were a holder of our common stock as of the close of business on March 7, 2019 or hold a valid proxy for the annual meeting. If attending the physical meeting, you should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, meaning that you hold shares directly with American Stock Transfer & Trust Company, LLC (“registered holders”), the inspector of elections will have your name on a list, and you will be able to gain entry with a form of photo identification. If you are not a stockholder of record but hold shares through a broker, bank, or nominee (“street name” or “beneficial” holders), in order to gain entry, you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership, along with a form of photo identification. If you do not provide photo identification and comply with the other procedures outlined above for attending the annual meeting in person, you will not be admitted to attend the annual meeting in person.

Proxy Solicitation. We will bear the expense of soliciting proxies. Our directors, officers, and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail, facsimile, or otherwise. We are required to request that brokers, banks, and other nominees who hold stock in their names furnish our proxy materials to the beneficial owners of the stock, and we must reimburse these brokers, banks, and other nominees for the expenses of doing so, in accordance with statutory fee schedules.

Inspector of Elections. American Stock Transfer & Trust Company, LLC has been engaged as our independent inspector of elections to tabulate stockholder votes for the annual meeting.

Stockholder List. Our list of stockholders as of March 7, 2019 will be available for inspection at our principal executive office—23975 Park Sorrento, Suite 400, Calabasas, California 91302—for 10 days prior to the Annual Meeting. If you want to inspect the stockholder list, call our Finance Department at (818) 212-2250 to schedule an appointment.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Exchange Act requires our directors and executive officers, among others, to file with the SEC an initial report of ownership of our stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. As a matter of practice, our administrative staff assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files those reports on their behalf. Based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that during 2018 all of our executive officers and directors filed the required reports on a timely basis under Section 16(a), except for Martin E. Louie who filed a late Form 4 on February 13, 2018 to report a sale effected under a 10b5-1 trading plan that occurred on February 6, 2018, Mitchell R. LaBar who filed a Form 4 on June 5, 2018 to report his RSUs that were granted on February 26, 2018 and Kurt H. Schwarz who filed a Form 4 on March 12, 2019 to report his RSUs that were granted on February 26, 2018.

2019 Stockholder Proposals or Nominations. Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in the Proxy Statement for our 2019 Annual Meeting of Stockholders. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive office—23975 Park Sorrento, Suite 400, Calabasas, California 91302—in care of our Corporate Secretary. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. We must receive all submissions no later than the close of business (5:00 p.m. Pacific Time) on November 23, 2019.

In addition, under our Bylaws, any stockholder intending to nominate a candidate for election to the Board or to propose any business at our 2020 Annual Meeting of Stockholders, other than precatory (non-binding) proposals presented under Rule 14a-8, must give notice to our Corporate Secretary between January 3, 2020 and February 2, 2020, unless the notice also is made pursuant to Rule 14a-8. The notice must include information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information about the stockholder’s ownership of and agreements related to our stock. If the 2020 Annual Meeting of Stockholders is held more than 30 before or after the anniversary of the 2019 Annual Meeting of Stockholders, the stockholder must submit notice of any such nomination and of any such proposal that is not made pursuant to Rule 14a-8 by the later of the 90th day before the 2019 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of such meeting is first made. We will not entertain any proposals or nominations at the 2019 Annual Meeting of Stockholders that do not meet the requirements set forth in our Bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination.

March 22, 2019

By Order of the Board of Directors,

Hessam Nadji

President and Chief Executive Officer

MARCUS & MILLICHAP, INC. Proxy for Annual Meeting of Stockholders on May 2, 2019 The undersigned hereby Solicited appoints on Behalf Hessam of the Nadji, Board Mitchell of Directors R. LaBar and Martin E. Louie as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of Marcus & Millichap, Inc. held of record by the undersigned at the close of business on March 7, 2019 at the Annual Meeting of Stockholders to be held May 2, 2019 at 2:00 p.m. Pacific Time at the Garden Court Hotel, 520 Cowper Street, Palo Alto, California 94301, and at any adjournment or postponement thereof. (Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

MARCUS & MILLICHAP, INC.

May 2, 2019

GO GREEN

20330304000000000000 5 050219

1. Election of three class III directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF MARCUS & MILLICHAP, INC. May 2, 2019 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/18576 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20330304000000000000 5 050219 “ THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSALS 2 AND 3, AND FOR “ONE YEAR” IN PROPOSAL x 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. Election of three class III directors: 2. To ratify the appointment of Ernst & Young LLP as the FOR AGAINST ABSTAIN NOMINEES: Company’s independent registered public accounting firm for the FOR ALL NOMINEES O year ending December 31, 2019. George M. Marcus O George T. Shaheen 3. To approve, on an advisory basis, the compensation of the FOR AGAINST ABSTAIN WITHHOLD AUTHORITY O Don C. Watters Company’s named executive officers as disclosed in the proxy FOR ALL NOMINEES statement. FOR (See ALL instructions EXCEPT below) 1 YEAR 2 YEARS 3 YEARS ABSTAIN 4. To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers. 5. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” In their discretion, the proxies are authorized to vote upon such other business and fill in the circle next to each nominee you wish to withhold, as shown here: as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted “FOR ALL NOMINEES” in Proposal 1, “FOR” Proposals 2 and 3, and for “ONE YEAR” in Proposal 4. To and that change indicate changes the your address to new the registered address on your in account, name(s) the address please on space the check account above the box . may Please at the not right note be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: title Please as such sign ..exactly If the signer as your is a name corporation, or names please appear sign on full this corporate Proxy. When name shares by duly are authorized held jointly, officer, each giving holder full should title as sign such . .When If signer signing is a as partnership, executor, please administrator, sign in attorney, partnership trustee name or by guardian, authorized please person give full .